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                                                                    Exhibit 99.1

Wednesday October 15 2:59 PM EDT

Company Press Release

Creative Computers, Inc. Completes Acquisition of $48 Million of Elek-Tek's Assets for $29 Million

TORRANCE, Calif.--(BUSINESS WIRE)--Oct. 15, 1997--

Acquisition Aimed at Expanding Reach Into PC/Wintel Market;

Increases Credit Facility to $80 Million

Creative Computers, Inc. (Nasdaq:MALL) Wednesday announced that it had completed the acquisition of substantially all of the assets of Skokie, Ill.-based Elek-Tek Inc., a full-line marketer of major- brand PC/Wintel microcomputer products and value-added services, for $29 million in cash.

This acquisition was completed as a result of bankruptcy court approval of the agreement signed by Creative and Elek-Tek in connection with the Sept. 17, 1997 filing by Elek-Tek for protection under Chapter 11 of the U.S. Bankruptcy Code.

For the six months ended June 30, 1997, Elek-Tek reported revenues of $133 million. As a result of this acquisition, Creative is positioned to further increase its sales in the PC/Wintel market.

"By closing this transaction, we acquired from Elek-Tek approximately $48 million in assets (subject to post-closing adjustments), $36 million of which are current assets, for only $29 million, and without assuming any of Elek-Tek's liabilities or leases,'' stated Frank Khulusi, Creative's chairman and chief executive officer.

"More important, we acquired Elek-Tek's customer list and ongoing business operations, which are compatible with our business model and provide Creative with substantial growth opportunities. As part of our overall growth strategy, we have focused on increasing our PC/Wintel sales, and have successfully accomplished this through internal measures.

"With this transaction and the recent acquisition of ComputAbility, we further enhance our model for increasing PC/Wintel sales going forward.

"The terms of this transaction were particularly appealing," explained Khulusi. "Prior to this transaction, Creative had virtually no long-term debt on the balance sheet. To consummate the acquisition, we increased our credit line with Deutsche Financial Services to $80 million and are using $20 million of this credit line for this transaction.

"Because this acquisition is largely comprised of liquid assets, we expect to pay back some of the recently incurred debt by 1997 year end."

Creative's plan is to capitalize on the growth opportunities presented by this transaction by combining Elek-Tek's considerable name recognition, established sales force and strong customer base with its substantial direct-marketing expertise. As previously announced, Creative expects to give up certain of Elek-Tek's revenues to concentrate on profitable sales.

Creative will continue to operate Elek-Tek's sales division, servicing corporate, educational and government customers from its four locations in Chicago, Indianapolis, Kansas City and Denver, and its catalog operations.

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In conjunction with the bankruptcy, Elek-Tek has closed four of its eight retail stores and Creative is currently in the process of evaluating which of Elek-Tek's four remaining retail stores to continue in operation.

Creative expects significant cost reductions for Elek-Tek's business from economies of scale by merging administration, operations and other functions that will be handled from Creative's headquarters in Torrance, Calif., as well as Creative's distribution facility in Memphis, Tenn.

Additionally, Creative expects to achieve cost savings by renegotiating leases at Elek-Tek's remaining retail store operations to decrease lease overhead.

Creative Computers, Inc. is a leading direct marketer of personal computers and related products. The company offers over 45,000 products to its customers. The company creates demand for its products through its distinctive, full-color MacMall, PC Mall, DataCom Mall and ComputAbility catalogs, outbound telemarketing, Internet marketing and its Web site, four retail showrooms and other promotional materials.

The company's staff of over 300 knowledgeable telemarketing, customer service and technical support personnel work together to provide high-level customer service and gain customer loyalty.

Customers may call PC Mall sales at 800/555-MALL, DataCom Mall sales at 800/898-DATA, MacMall sales at 800/222-2808 and ComputAbility sales at 800/558-0003, or shop Creative on the Internet at http://www.pcmall.com, http://www.datacommall.com, http://www.macmall.com or http://www.computability.com .

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. The realization of any or all of these expectations is subject to a number of risks and uncertainties, and it is possible that the assumptions made by management may not materialize. There can be no assurance that the company will receive the expected benefits from the acquisitions of ComputAbility or the assets of Elek-Tek, or that the company will not experience difficulties integrating these companies into its operations, or that the company will increase its overall sales as expected. In addition to the factors set forth above, other important factors that could cause actual results to differ materially from the company's expectations include competition from other catalog and retail store resellers and price pressures related thereto; the company's reliance on Apple Computer, IBM, Hewlett-Packard, Compaq and other vendors; and risks due to shifts in market demand and/or price erosion of owned inventory. This list of risk factors is not intended to be exhaustive. Reference should also be made to the risk factors set forth from time to time in the company's Securities and Exchange Commission reports, including but not limited to those set forth in the section titled "Certain Factors Affecting Future Results'' in its annual report on Form 10-K for 1996.


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Contact:

 Creative Computers, Inc., Torrance
 Frank Khulusi or Richard M. Finkbeiner, 310/787-4500
    or
 Seiler Martin Ekman LLC, Los Angeles
 Tom J. Ekman, Jody Martin or Steven Seiler, 310/312-7880

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